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                                                                    EXHIBIT 99.1



                  TAKE TO AUCTION CHANGES NAME TO NIMBUS GROUP

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Sept. 14, 2001--Take to Auction (AMEX:TTA), a leading provider of e-commerce solutions and one of the largest sellers at online auction, today announced that its board of directors approved to change the name of the corporation from Take to Auction.com, Inc. to Nimbus Group, Inc. ("Nimbus"), effective immediately. The name change is the first step in a transitional plan to leverage its highly sophisticated proprietary logistics technology.

"The decision to change our corporate name to Nimbus is part of the strategic plan to focus our resources on the recent innovations and advancements currently being introduced in the aviation industry," said Ilia Lekach, Chairman of Nimbus. "I believe that the recent development of smaller, faster and safer twin engine turbine jets, has opened an unprecedented window of opportunity for our company," continued Mr. Lekach.

"We are developing certain technologies that allow dynamic allocation and geographic assignment of aircraft for the air taxi business," confirmed Jonathan Geller, Chief Technology Officer of Nimbus.

About Nimbus Group

Nimbus intends to make business jet travel broadly affordable, through an air taxi service. Pre-screened "Nimbus Travel Card" members will have the convenience to travel at the spur of the moment in comfort and safety. Nimbus will provide its members with individualized air transport, on-demand doorstep-to-destination services. This efficient air taxi system will be supported by a sophisticated proprietary logistics technology. Contact Nimbus at http://www.Nimbusjets.com.